EXHIBIT 99.1

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

FISCAL 2019 AND FISCAL 2018

Description	Date	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period	Date
Allowance for doubtful accounts	December 31, 2017	297,000	775,000	(12,000)	1,060,000	December 29, 2018
	December 30, 2018	1,060,000	791,000	(1,430,000)	421,000	December 28, 2019
Restructuring reserve	December 31, 2017	50,000	2,463,000	(1,381,000)	1,132,000	December 29, 2018
	December 30, 2018	1,132,000	2,681,000	(2,593,000)	1,220,000	December 28, 2019
Reserve for Obsolete Inventory	December 31, 2017	11,097,000	1,644,005	(5,565,005)	7,176,000	December 29, 2018
	December 30, 2018	7,176,000	1,333,000	(1,625,000)	6,884,000	December 28, 2019